Exhibit 4.10

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

Set forth below is the description of each class of securities of Unique Logistics International, Inc. (the “Company”) outstanding as of May 31, 2021. The following description summarizes the most important terms of these securities. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Articles of Incorporation, and our Bylaws, copies of which have been previously filed with the Securities and Exchange Commission and are incorporated by reference into the Annual Report on Form 10-K for the year ended May 31, 2021. You should refer to our Articles of Incorporation, Bylaws and the applicable provisions of the Nevada Revised Statutes for a complete description.

Common stock, par value $0.001 per share (the “Common Stock”) is the only class of our securities currently registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Common Stock is quoted on the OTC Pink under the symbol “UNQL.”

Authorized Common Stock

Our authorized Common Stock consists of 800,000,000 shares.

Dividend Rights

We have not paid any cash dividends to our shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such shareholder. Our common stockholders are not entitled to cumulative voting for purposes of electing members to our board of directors.

No Preemptive or Similar Rights

Our Common Stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions or rights.

Right to Receive Liquidation Distributions

Holders of common stock are entitled to dividends when, and if, declared by the Board of Directors out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock. The Company has not had any earnings and it does not presently contemplate the payment of any cash dividends in the foreseeable future.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Action Stock Transfer Corporation, with an address at 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121. Their phone number is (801) 274-1088.